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                                 SECOND AMENDMENT TO
                                 EMPLOYMENT CONTRACT

    This Second Amendment to Employment Contract ("Amendment") is made and entered into as of March 26, 1997 and is effective January 1, 1997 by and between SA Telecommunications, Inc., a Delaware corporation with offices at 1600 Promenade Center, 15th Floor, Richardson, Texas 75080 (the "Company") and JACK
W. MATZ, JR., residing at 3612 Arbuckle, Plano, Texas 75075 (the "Executive") and amends that Employment Contract dated as of March 24, 1995 by and between SA Holdings, Inc. d/b/a SA Telecommunications, Inc. and the Executive as amended effective January 1, 1996 ("Agreement"). In the event any provision of this Amendment shall conflict with the Agreement, this Amendment shall control. In consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the parties hereby agree as follows:

1. Except as otherwise stated, capitalized terms used herein have the same meaning as set forth in the Agreement.

2. The first sentence of Section 1 of the Agreement is hereby deleted in its entirety and the following is added in lieu thereof:

         "The Company agrees to employ Executive, and the Executive agrees to serve, on the terms and conditions of this Agreement for a period commencing on January 1, 1997 and ending on March 23, 2001, or such shorter period as may be provided for herein."

3. Section 3 of the Agreement is hereby deleted in its entirety and the following is added in lieu thereof:

         "As compensation for his services hereunder, the Company shall pay Executive, during the Employment Period, a base salary payable in equal semi-monthly installments at the annual rate of $275,000; provided, however, that the Compensation Committee of the Board of Directors of the Company may increase this annual amount at its sole discretion. If, during the term of this Agreement any other employee of the Company shall receive annual compensation in excess of the compensation provided to Executive above, the Company shall increase the base salary payable to the Executive to an amount equal to that of such higher paid Employee (on a going forward basis) upon the written request of the Executive. The Company Executive will also be eligible to participate in the executive and employee benefit programs now or hereafter established by the Company."

4. The balance of the Agreement and any amendments or addenda thereto not modified by this Amendment shall remain in full force and effect. This Amendment shall be effective upon the signatures of an officer of the Company and the Executive.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SA TELECOMMUNICATIONS, INC.                 /s/ Jack W. Matz, Jr.
                                            -------------------------------
                                            Jack W. Matz, Jr.
By: /s/ Paul R. Miller
-------------------------------
    Paul R. Miller
    President and Chief
    Operating Officer